BioPharmX Corporation Announces David S. Tierney, MD Joined the Company as Chief Executive Officer

Menlo Park, Calif., Sept. 12, 2018—BioPharmX Corporation (NYSE American: BPMX), a specialty pharmaceutical company developing products for the dermatology market, today announced the appointment of David S. Tierney, M.D., as its chief executive officer.  Anja Krammer continues to serve in her roles as president and corporate secretary for BioPharmX. Dr. Tierney was also appointed as a director to the board of directors of BioPharmX. BioPharmX Corporation noted that Dr. Tierney is an accomplished healthcare executive with a proven record of achievements leading the growth of both pharmaceutical and medical device companies. Additionally, Dr. Tierney possesses significant experience in successfully developing and commercializing drug delivery platforms, which will be a particularly valuable asset for BioPharmX as it commercializes its own topical dermatology technology.

"We look forward to having a seasoned industry veteran such as David join our team as we advance our topical dermatology clinical programs and commercialization strategies,” said Michael L. Hubbard, chairman of the board of directors of BioPharmX Corporation. “David brings a wealth of expertise in medical science, clinical, and regulatory affairs, and in overseeing the advancement of healthcare companies from the product development phase to commercial operations.”

David Tierney commented, “BioPharmX is on the threshold of an important and exciting growth phase as is evident from the company’s robust product pipeline and its lead product candidate being phase 3-ready for acne.” He further noted, “I expect advancements in BioPharmX product development to drive increased corporate visibility and transformational changes in dermatologic pharmaceuticals. I am thrilled to have the opportunity to participate and contribute to BioPharmX’s growth prospects.”

About David S. Tierney, M.D.

Prior to his appointment as CEO at BioPharmX, he was president and CEO of Icon Bioscience where he led a team that in 2018 received U.S. FDA approval of its New Drug Application (NDA) for DEXYCU™ (dexamethasone intraocular suspension), a dropless, long-acting therapeutic for treating inflammation associated with cataract surgery. Icon was merged with EyePoint Pharmaceutical in March 2018.

Dr. Tierney served as president and chief operating officer of Oceana Therapeutics, Inc., a specialty therapeutic company he co-founded in 2008. Oceana quickly established a global commercial network and by 2011 was acquired by Salix Pharmaceuticals. In 2000, David was appointed President & CEO of Hydro Med Sciences (HMS), a research firm with a promising drug delivery platform. Under his leadership, HMS emerged as Valera Pharmaceuticals, a fully integrated, commercial, specialty pharma company that successfully completed an initial public offering in 2005. Valera has since been merged into Endo Pharmaceuticals. Prior to Valera, Dr. Tierney was president of Biovail Technologies, a drug delivery division of Biovail Corporation - a predecessor to Valeant Pharmaceuticals International. Earlier in his career, he served as senior vice president of drug development at Roberts Pharmaceutical and in a variety of management positions at Elan Corporation. Dr. Tierney received his medical degree from Royal College of Surgeons in Ireland.

David Tierney is the recipient of two Ernst & Young Entrepreneur of the Year® awards, first in 2005 and again in 2011, respectively, reflecting his accomplishments at Valera and Oceana. He was also featured in the inaugural 2010 Irish Life Science 50, an honor presented by the president of Ireland in conjunction the Irish Voice and Irish America Magazine. Additionally, in 2005, 2006, and 2011, PharmaVOICE 100 named David one of the most inspiring people in health sciences.

About BioPharmX Corporation
BioPharmX Corporation (NYSE American: BPMX) is a Silicon Valley-based specialty pharmaceutical company, which seeks to provide products through proprietary platform technologies for prescription, over-the-counter (OTC), and supplement applications in the health and wellness markets, including dermatology and women's health. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statements
This press release contains forward-looking statements related to the company's plans, developments or growth prospects that involve risks, uncertainties and assumptions, and are subject to the "safe harbor" of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "plan," "expect," "believe," "intend," "should," "may" or similar expressions. Important factors that could cause actual results to differ materially than those expressed or implied in such statements include, but are not limited to, the company’s ability to complete clinical studies and advance its product candidates through regulatory approval, to commercialize its drug delivery program and to obtain patent protection and defend its intellectual property and to raise capital. Additional risks are set forth in the company's filings with the Securities and Exchange Commission, including those described in the company's Quarterly Report on Form 10-Q for the most recent fiscal quarter. The forward-looking statements included in this news release are made only as of the date hereof, and the company undertakes no obligation to publicly update such statements.

BioPharmX is a registered trademark of BioPharmX, Inc.

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